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                                                                  Exhibit (c)(3)

                                  (Translation)

                                                               November 15, 1999


                           MEMORANDUM REGARDING MERGER
                           ---------------------------

         This Memorandum is entered into between N.A.J. Co., Ltd. ("NAJ") and Amway Japan Limited ("AJL") in connection with the merger between NAJ and AJL.

Article 1 (Surviving Company)

         AJL shall merge with and into NAJ, and NAJ shall survive and AJL shall be dissolved (the "Merger").

Article 2 (Corporate Name)

         The corporate name of the surviving company after the Merger ("New AJL") shall be Amway Japan Limited.

Article 3 (Location of Head Office)

         The head office of New AJL shall be situated at the place of the head office of AJL (namely, 7-1, Udagawa-cho, Shibuya-ku, Tokyo).

Article 4 (Merger Ratio)

         NAJ and AJL shall consult with each other to determine the merger ratio based on the fair value of a share of each of NAJ and AJL, taking into consideration the evaluation made by professional advisors; provided that such professional advisors submit a valuation on which a reasonable determination can be made that NAJ has positive value.

Article 5 (Matters Not Specified in this Memorandum)

         Matters necessary with respect to the Merger other than the matters set forth in this Memorandum shall be decided upon discussion between NAJ and AJL and shall be set forth in a definitive merger agreement to be entered into between the AJL and NAJ (the "Merger Agreement").

Article 6 (Conditions to Merger)

         The parties acknowledge that consummation of the Merger will be subject to approval of the Merger Agreement and the Merger by the requisite vote of the respective Shareholders Meetings of AJL and NAJ. NAJ and AJL agree to take all steps necessary to effect the Merger, including without limitation, preparing and submitting for approval by their respective board of directors of the Merger Agreement and convening their respective extraordinary general meetings of shareholders for considering the Merger.



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         IN WITNESS WHEREOF, the parties have prepared two copies of this
Memorandum and upon execution by the representatives of NAJ and AJL, they shall each hold one copy of this Memorandum.


NAJ:     N.A.J. Co., Ltd.                     /s/ Gary K. Sumihiro
                                              ---------------------------
                                              Gary K. Sumihiro
                                              Representative Director-President


AJL:     Amway Japan Limited                  /s/ Richard S. Johnson
                                              ---------------------------
                                              Richard S. Johnson
                                              Representative Director-President